As filed with the Securities and Exchange Commission on May 18, 2011
Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

______________________

WORKSTREAM INC.
(Exact name of registrant as specified in its charter)

Canada (State or other jurisdiction of incorporation or organization)	N/A (I.R.S. Employer Identification Number)

485 N. Keller Road, Suite 500
Maitland, Florida 32751
(Address, including zip code, of registrant’s principal executive offices)

WORKSTREAM INC. 2002 AMENDED AND RESTATED STOCK OPTION PLAN
(Full title of the plan)

________________________

John Long
Chief Executive Officer
485 N. Keller Road, Suite 500
Maitland, Florida 32751
   (407) 475-5500
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
______________________

Copies to:

Scott Brucker, Esq.
Cozen O’Connor
1900 Market Street
Philadelphia, PA 19103
Professional Corporation
(215) 665-3710

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

________________________________

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Security (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee(2)
Common Shares, no par value	347,500	$4.51	$1,567,225	$181.96

(1)   Pursuant to Rule 416 of the Securities Act of 1933, this registration statement also shall be deemed to cover such additional securities that become issuable under the 2002 Amended and Restated Stock Option Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration which results in an increase in the number of outstanding common shares of the Registrant.

(2)   Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, based on the average of the bid and asked prices as reported on the OTC Bulletin Board on May 16, 2011, which was $4.51 per share.

EXPLANATORY NOTE

On April 29, 2011, the shareholders of Workstream Inc. (the “Company") approved an amendment to the 2002 Amended and Restated Stock Option Plan (the “Plan”) that increased the number of common shares, no par value, of the Company (the “Common Shares”) available under the Plan to 150,000,000, prior to giving effect to a 1-for-400 reverse split of the Common Shares on May 10, 2011.  Accordingly, this Registration Statement is being filed to register the additional 347,500 Common Shares, on a post-split adjusted basis, that are now available under the Plan.

The Company previously filed with the Commission a Registration Statement on Form S-8 on December 20, 2007 (File No. 333-148326) relating to Common Shares offered and sold under the Plan.  Pursuant to General Instruction E of Form S-8, the contents of such prior Registration Statement are incorporated by reference in this Registration Statement to the extent not modified or superseded hereby or by any subsequently filed document which is incorporated by reference herein or therein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.   Exhibits.

Exhibit No.                      Description

4	Workstream Inc. 2002 Amended and Restated Stock Option Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 5, 2011).

5	Opinion of Perley-Robertson, Hill & McDougall LLP.

23.1	Consent of Cross, Fernandez and Riley, LLP.

23.2	Consent of Perley-Robertson, Hill & McDougall LLP (included in Exhibit 5).

24	Power of Attorney (included on signature page).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Maitland, Florida, on May 18, 2011.

WORKSTREAM INC.

By:	/s/ John Long
Name:	John Long
Title:	Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John Long, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statements pursuant to Rule 462 of the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ John Long	Director, Chief Executive Officer (Principal Executive Officer) and Acting Chief Financial Officer (Principal Financial Officer)	May 18, 2011
John Long

/S/ Stacey Gambel	Director of Financial reporting and Accounting (Principal Accounting Officer)	May 18, 2011
Stacey Gambel

/s/ Jeffrey Moss	Chairman of the Board of Directors	May 18, 2011
Jeffrey Moss

/s/ Biju Kulathakal	Director	May 18, 2011
Biju Kulathakal

/s/ Denis Sutton	Director	May 18, 2011
Denis Sutton

EXHIBIT INDEX

Exhibit No.                      Description

4	Workstream Inc. 2002 Amended and Restated Stock Option Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 5, 2011).

5	Opinion of Perley-Robertson, Hill & McDougall LLP.

23.1	Consent of Cross, Fernandez and Riley, LLP.

23.2	Consent of Perley-Robertson, Hill & McDougall LLP (included in Exhibit 5).

24	Power of Attorney (included on signature page).